As filed with the Securities and Exchange Commission on March 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DECIPHERA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-1003521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Smith Street

Waltham, MA 02451

(781) 209-6400

(Address of Principal Executive Offices)

Deciphera Pharmaceuticals, Inc. 2017 Stock Option and Incentive Plan

Deciphera Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan

(Full Title of the Plans)

Steven L. Hoerter

President & Chief Executive Officer

Deciphera Pharmaceuticals, Inc.

200 Smith Street

Waltham, MA 02451

(781) 209-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Hoffman, Esq.

Sarah Ashfaq, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
2017 Stock Option and Incentive Plan Common Stock, $0.01 par value per share	2,064,706 shares(3)	$56.18	$115,995,183.08	$15,056.18
2017 Employee Stock Purchase Plan Common Stock, $0.01 par value per share	400,000 shares(4)	$56.18	$22,472,000.00	$2,916.87
Total	2,464,706 shares			$17,973.05

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $56.18, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 5, 2020.

(3)	Consists of 2,064,706 shares of Common Stock that may become issuable under the Registrant’s 2017 Stock Option and Incentive Plan pursuant to its terms.
(4)	Consists of 400,000 shares of Common Stock that may become issuable under the Registrant’s 2017 Employee Stock Purchase Plan pursuant to its terms.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of Common Stock under the Registrant’s 2017 Stock Option and Incentive Plan (the “Plan”) and the Registrant’s 2017 Employee Stock Purchase Plan (the “ESPP”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic annual increase on each January 1, beginning in 2018, by an amount equal to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the Plan). Accordingly, on January 1, 2020, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 2,064,706 shares. The number of shares of Common Stock reserved and available for issuance under the ESPP is subject to an automatic annual increase on each January 1, beginning in 2018, by the lesser of 400,000 shares, one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the ESPP). Accordingly, on January 1, 2020, the number of shares of Common Stock reserved and available for issuance under the ESPP increased by 400,000 shares. This Registration Statement registers these additional 2,464,706 shares of Common Stock. The additional shares are of the same class as other securities relating to the Plans for which the Registrant’s Registration Statement filed on Form S-8 (Registration No.  333-220866) on October 6, 2017 is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-220866) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 5, 2017 (File No. 001-38219)).

3.2	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 5, 2017 (File No. 001-38219)).

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-220299)).

4.2	Second Amended and Restated Investors’ Rights Agreement among Deciphera Pharmaceuticals, LLC and certain of its shareholders, dated May 26, 2017 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-220299)).

4.3	Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated October 2, 2017 (Incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2017 (File No. 001-38219)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	2017 Stock Option and Incentive Plan and form of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-220299)).

99.2	2017 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-220299)).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 9th day of March, 2020.

DECIPHERA PHARMACEUTICALS, INC.

By:	/s/ Steven L. Hoerter
Steven L. Hoerter President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven L. Hoerter and Thomas P. Kelly his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Steven L. Hoerter Steven L. Hoerter	President, Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2020

/s/ Thomas P. Kelly Thomas P. Kelly	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 9, 2020

/s/ Patricia L. Allen Patricia L. Allen	Director	March 9, 2020

/s/ Edward J. Benz, Jr. Edward J. Benz, Jr., M.D.	Director	March 9, 2020

/s/ James A. Bristol James A Bristol, Ph.D.	Director	March 9, 2020

/s/ Frank S. Friedman Frank S. Friedman	Director	March 9, 2020

/s/ Susan L. Kelley Susan L. Kelley, M.D.	Director	March 9, 2020

/s/ John Martin John Martin	Director	March 9, 2020

/s/ Ron Squarer Ron Squarer	Director	March 9, 2020

/s/ Michael D. Taylor Michael D. Taylor	Director	March 9, 2020

/s/ Dennis L. Walsh Dennis L. Walsh	Director	March 9, 2020